Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-8, No. 333-230557) of STERIS plc pertaining to the STERIS Corporation 401(k) Plan, and
2. Registration Statement (Form S-8, No. 333-230558) of STERIS plc pertaining to the STERIS plc 2006 Long-Term Equity Incentive Plan (As Assumed, Amended and Restated Effective March 28, 2019);

of our report dated May 29, 2020 (except for Notes 1, 2, 3, 11 and 18, as to which the date is February 9, 2021), with respect to the consolidated financial statements and schedule of STERIS plc and subsidiaries, included in this Current Report on Form 8-K.

Cleveland, Ohio
February 9, 2021